PHOENIX COLOR CORP.

Press Release

Phoenix Color Corp. Announces Closure and Sale of Equipment of its Book Technology Park Division

The Phoenix Color Corporation Board of Directors has authorized the closure of its Book Technology Park division and the subsequent sale of its press and binding equipment to RR Donnelley.

In addition, RR Donnelley has reached an agreement through which the Phoenix Color Book Component Division will produce book components for a number of RR Donnelley book plants. Terms of the asset sale and book component agreement were not specified.

Louis LaSorsa, Chairman of Phoenix Color, stated, “Phoenix Color will spare no effort in making the transition to RR Donnelley a smooth one for customers.”

Edward Lane, President of RR Donnelley Book Solutions, said, “RR Donnelley is excited to reach this agreement with the industry’s leading component company and is committed to making this a seamless customer experience.”

LaSorsa added, “While Book Technology Park is a state-of-the-art book manufacturing facility, it has failed to achieve the critical sales mass required. We believe that our focus on our core component and juvenile books businesses, coupled with our strengthened relationship with RR Donnelley, will make Phoenix Color a much stronger company.”

Phoenix Color will continue manufacturing the highest quality book jackets, paperback covers, preprinted case covers, inserts, endpapers and heavily illustrated multicolor books and will continue to deliver premium products to meet the needs of publishers of all sizes.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding Phoenix Color’s current intent, belief and expectations regarding the future strength of its business. Actual results may differ materially from those contemplated in this press release because of capital resources, changes in strategy, and other risks that may be described in Phoenix Color’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Phoenix Color undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or otherwise.

RELEASE DATE: January 3, 2005